UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

October 17, 2022

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

244 Fifth Avenue, Suite M289, New York, NY	10001
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	CIDM	Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On October 17, 2022, Cinedigm Corp. (the “Company”) entered into an employment agreement with Christopher J. McGurk (the “McGurk Employment Agreement”). The McGurk Employment Agreement takes effect on April 1, 2023, after the current employment agreement between the Company and Mr. McGurk (the “Prior Agreement”) terminates on March 31, 2023, and has a term ending on March 31, 2026 with an automatic one-year renewal unless either party provides written notice to the other no later than ninety days prior to the expiration of the initial term. Pursuant to the McGurk Employment Agreement, Mr. McGurk will continue to serve as the Chief Executive Officer and Chairman of the Board of the Company.

The McGurk Employment Agreement also provides that Mr. McGurk will receive an annual base salary of $650,000 and will be eligible for (i) under the Company’s Management Annual Incentive Plan, a target bonus opportunity of $650,000 (the “Target Bonus”) consistent with goals established from time to time by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, (ii) under the Company’s 2017 Equity Incentive Plan (the “Plan”), performance share units for up to 500,000 shares of the Company’s Class A common stock (the “Common Stock”), subject to EBITDA targets to be determined in the sole and absolute discretion of the Compensation Committee and financial performance targets, and such other terms as the Compensation Committee shall determine, and (iii) under the Plan, 2,500,000 stock appreciation rights (“SARs”) having an exercise price of $0.48 and a term of ten (10) years, one-third (1/3) of which will vest on April 1 of each of 2023, 2024 and 2025, provided that any unvested SARs shall immediately vest upon termination following a Change in Control (as defined in the Plan) or a termination other than for Cause (as defined in the McGurk Employment Agreement). Mr. McGurk will also be entitled to participate in all benefit plans and programs that the Company provides to its senior executives.

The McGurk Employment Agreement provides that, in the event of a termination without Cause (as defined in the McGurk Employment Agreement) or a resignation for Good Reason (as defined in the McGurk Employment Agreement), Mr. McGurk shall be entitled to payment of (i) the greater of any Base Salary for the remainder of the Term or eighteen (18) months’ Base Salary at the time of termination and (ii) an amount equivalent to one and one-half (1.5) times the average of the last two (2) bonus payments under the MAIP, if any, under the McGurk Employment Agreement. In the event of, on or after April 1, 2023 and within two (2) years after a Change in Control (as defined in the Plan), a termination without Cause (other than due to Mr. McGurk’s death or disability), a resignation for Good Reason, or upon notice by the Company that it does not wish to renew the Term (as defined in the McGurk Employment Agreement), then in lieu of receiving the amounts described above, Mr. McGurk would be entitled to receive a lump sum payment equal to three (3) times the sum of (a) his then-current annual Base Salary and (b) his Target Bonus for the year of termination.

The foregoing description of the McGurk Employment Agreement is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Cinedigm Corp. and Christopher J. McGurk dated as of October 17, 2022.*
10.2	Form of Notice of Performance-Based Restricted Stock Unit Award
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 19, 2022

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Chief Operating Officer, General Counsel & Secretary

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